Exhibit 5.1

March 30, 2015

XL Group plc

XLIT Ltd.

XL House, 8 St. Stephen’s Green

Dublin, Ireland 2

Re:	XLIT Ltd. 4.450% Subordinated Notes due 2025 and 5.500% Subordinated Notes due 2045 guaranteed by XL Group plc

Ladies and Gentlemen:

We have acted as special United States counsel to XL Group plc, an Irish public limited company (the “Guarantor”), in connection with the public offering by XLIT Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) of $500,000,000 aggregate principal amount of the Company’s 4.450% Subordinated Notes due 2025 (the “2025 Subordinated Notes”) and $500,000,000 aggregate principal amount of the Company’s 5.500% Subordinated Notes due 2045 (the “2045 Subordinated Notes”) to be issued under an indenture, dated as of March 30, 2015 (the “Base Indenture”), among the Company, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of March 30, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. The Subordinated Notes and the Guarantees (as defined below) are collectively referred to herein as the “Securities.”

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

XL Group plc

XLIT Ltd.

March 30, 2015

(i)	the registration statement on Form S-3ASR (File No. 333-199842) of the Company and the Guarantor relating to debt securities and other securities of the Company and the Guarantor filed with the Securities and Exchange Commission (the “Commission”) on November 4, 2014 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);
(ii)	an executed copy of the Underwriting Agreement, dated March 24, 2015 (the “Underwriting Agreement”), among Morgan Stanley & Co. LLC and Goldman, Sachs & Co., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), and the Company and the Guarantor, relating to the sale of the Securities;
(iii)	the global certificate evidencing $500,000,000 aggregate principal amount of 4.450% Subordinated Notes due 2025 of the Company (the “2025 Note Certificate”) and the global certificate evidencing $500,000,000 aggregate principal amount of 5.500% Subordinated Notes due 2045 of the Company (together with the 2025 Note Certificate, the “Note Certificates”), each in the form delivered by the Company to the Trustee for authentication and delivery;
(iv)	an executed copy of the Base Indenture; and
(v)	an executed copy of the First Supplemental Indenture, including Section 2.11 thereof that provides that the 2025 Subordinated Notes and the 2045 Subordinated Notes are entitled to the benefits of the guarantee obligations of the Guarantor contained in Article XI of the Base Indenture (collectively, the “Guarantees”).

The Indenture, the Note Certificates and the Underwriting Agreement are referred to herein collectively as the “Transaction Agreements.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantor and such agreements, certificates and receipts of public officials, certificates of officers or other representatives

XL Group plc

XLIT Ltd.

March 30, 2015

of the Company, the Guarantor and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except as expressly set forth in the opinions below, the validity and binding effect thereof on such parties. We have also assumed that each of the Company and the Guarantor has complied and will comply with all aspects of the laws of all relevant jurisdictions (including the laws of the Cayman Islands and Ireland, respectively) in connection with the transactions contemplated by, and the performance of each of their obligations under, the Transaction Agreements, other than the laws of the State of New York insofar as we express our opinions herein. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantor and others and of public officials.

We do not express any opinion as to any laws other than those laws, rules and regulations of the State of New York that, in our experience, are applicable to transactions of the type contemplated by the Transaction Agreements, and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such law (other than Opined on Law) on the opinions herein stated. Insofar as the opinions expressed herein relate to matters governed by laws other than Opined on Law, we have assumed, without having made any independent investigation, that such laws do not affect the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

XL Group plc

XLIT Ltd.

March 30, 2015

1.                  The Note Certificates have been duly executed by the Company, to the extent such execution is governed by the laws of the State of New York, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.

2.                  The Guarantees, when the Note Certificates have been duly authenticated by the Trustee and are issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)                the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)               except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Agreements with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Agreements;

(c)                we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d)               we do not express any opinion with respect to any securities, antifraud, derivatives or commodities laws, rules or regulations or Regulations T, U or X of the Board of Governors of the Federal Reserve System;

(e)                except to the extent expressly stated in the opinions contained herein, we have assumed that neither the execution and delivery by each of the Company and the Guarantor of the Transaction Agreements to which the Company or the Guarantor is a party nor the consummation by each of the Company and the Guarantor of the issuance and sale of the Securities contemplated thereby: (i) conflicts or will conflict with the articles of

XL Group plc

XLIT Ltd.

March 30, 2015

association, memorandum of association or any other comparable organizational documents of the Company or the Guarantor, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company, the Guarantor or their respective property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company, the Guarantor or their respective property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company, the Guarantor or their respective property is subject;

(f)                we have assumed that neither the execution and delivery by each of the Company and the Guarantor of the Transaction Agreements to which the Company or the Guarantor is a party nor the consummation by the Company or the Guarantor of the issuance and sale of the Securities contemplated thereby, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(g)               except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(h)               we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(i)                 we do not express any opinion with respect to the enforceability of Article XI of the Base Indenture to the extent that such Article provides that the obligations of the Guarantor are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(j)                 we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion; and

(k)               to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

XL Group plc

XLIT Ltd.

March 30, 2015

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP